Purchase Option Agreement

Number 874 of the Register of Authors 2002

Negotiated

Place: 39112 Magdeburg, Humboldtstrasse 2 Date: September 26th, 2002

The following persons appeared before me, the undersigned notary

Peter Krolopp
with seat at 39112 Magdeburg, Humboldtstrasse 2

1. Mr. Klaus-Dieter Theise,
business address: 39104 Magdeburg, Kantstrasse 5

is not acting in his own name but on behalf of the company

GSA Grundstücksfonds Sachsen-Anhalt GmbH,
Kantstrasse 5 in 39104 Magdeburg

- hereafter called "Offerer" and "Seller" -

conditional upon the required declaration of authorization, which has to be submitted to the acting notary in land register form and which is to be deemed as received by the contracting parties and shall become effective when received by the notary.

2. Mr. Wolf-Dieter Kothe,
business address: 39104 Magdeburg, Kantstrasse 5

is not acting in his own name but as an agent of the company

MFC Aluminiumfolie Merseburg GmbH,
August-Bebel-Strasse 1 on 06217 Merseburg

subject to the submission of the required authorization, which is to be deemed as received by all participants and shall become effective when received by the notary

- hereafter called "Receiver" and "Buyer" -

identified by his/her official ID-card with photograph.

By means of accessing the commercial register at the local court Magdeburg on September 16th, 2002 I certify that the company GSA Grundstücksfonds Sachsen-Anhalt GmbH is registered as HR B8973 and that Mr. Klaus-Dieter Theise and Mr. Willy Kus are the company's acting managing directors with joint right of signature.

Preamble

The state of Saxony-Anhalt has engaged GSA Grundstücksfonds Sachsen-Anhalt GmbH for the preparation and execution of the purchase of the operational assets of select companies as well as their sale to investors.
GSA fulfils its assigned duties in its own name, however, upon trust order and for account of the state of Saxony-Anhalt.

The purchase option agreement below is in its effectiveness conditional upon the purchase agreement of 20.09.2002 concluded between the company GSA Grundstücksfonds Sachsen-Anhalt GmbH and the insolvency administrator Dr. Günter Trutnau of the company FWM Folienwerk Merseburg GmbH and notarised by the notary Peter Krolopp in Magdeburg (863/2002) regarding the purchase of the subsequently described objects of agreement.

Those appearing – acting as stated – requested me to notarise the following

Offer towards the Conclusion of a Sales Contract for Real Estate as well as Plant and Machinery

1. OFFER AND ACCEPTANCE REGULATIONS

1.01. Offer, Right of Acquisition

The Offerer hereby grants the Receiver the right to purchase the real estate described in this certificate in number 1.01 together with the moveable assets listed in Annex 2 and offers the Receiver to conclude the contract defined in "Content of the purchase contract" of this agreement.

1.02 Commitment Period, Acceptance

The Seller commits himself irrevocably to this offer until September 30th, 2007. The Receiver can only accept this offer until that date. The contract becomes effective when the Receiver submits acceptance, certified by a notary, within the stated period, irrespective of whether the acceptance certificate has been received by the seller.

1.03 Priority Notice

Despite instruction by the notary, the parties forego the entry of a priority notice of conveyance for securing the assignment claim of the Receiver from the contract concluded with the acceptance of the offer and the purchase of the property.

1.04 Authorization of conveyance of property

The Offerer hereby grants the Receiver the authorization under exemption from the restrictions of § 181 BGB to make and to accept the conveyance of property on his

behalf after acceptance of the offer as well as to make all declarations that are required or expedient to executing the contract.

The notary certifying the conveyance of property is instructed to present the certificate containing the conveyance of property to the land registry only in accordance with the clauses in the contract (refer to 9.02).

This authorization expires on September 30th, 2007.

2 COSTS AND COPIES OF THE OFFER

The Receiver bears the costs for this contract offer.

The Seller and the Receiver receive one copy each of this certificate immediately. The tax office (Dept. of Land Purchases) receives a single copy.

The certificate has to be drawn up after acceptance of the offer as stipulated in the offered contract.

CONTENT OF THE PURCHASE AGREEMENT

1. DESCRIPTION OF THE PROPERTY

1.01 Land Registry Status

Land register of:	Merseburg
At the land registry:	Merseburg

Land register page:

Cons. no.	Land	Land no.	m²	Type of cultivation and location
1	25	272	24.251	Built area
1	25	123	67	Built area
1	25	276	20	Built area
Encumbrances in Dept. II:		Cons. no. 1		Reservation for securing the conditional claim for reassignment of the property to Folien GmbH Merseburg i.L. in Merseburg. Reserved is the priority for registration of mortgages up to 3.000.000,00 DM together with 15,5% interest and an additional payment of 5%.
		Cons. no. 2		The insolvency proceedings regarding the owner's property have been opened (59 IN 532/02)

Encumbrances in Dept. III:	Cons. no. 1	3.000.000,00 DM mortgage at Kreissparkasse Merseburg-Querfurt in Merseburg, registered on 18.05.1999
Owner	FWM Folienwerk Merseburg GmbH	

The purchased property includes land areas 123 and 276 as well as a partial area of land area 272 known to the contracting parties in terms of location and size of approx. 17.911 m2, which has been depicted in yellow in Annex 1 enclosed in this certificate. The Annex was presented to the present parties. The partial area concerned is depicted in yellow.

1.02 Verification of the Land Register Details

The notary had not viewed the land register.

The statements about the land register status were made on the basis of the certified copies from the land registry of July 31st, 2002 presented on the date of certification. The acting notary pointed out that he did not inspect the land register. Despite pointing out the risks associated with this and possible entries in the Departments II and III of the land register, which may only be deleted with the consent of the authorized person, the participants insisted on immediate certification.

1.03 Agricultural and Silvicultural Utilization

The Seller declares that the property is not used for agriculture or forestry.

2 <u>SALE</u>

2.01 Sale of Real Estate

The Seller hereby sells and transfers the area to be purchased together with the existing buildings listed in 1.01 of the contract draft and the objects listed in Annex 2 ("Objects of agreement") (also view 2.02) together with all rights and the legal accessories to the Seller accepting this transfer.

The surveying of the area to be purchased will be initiated by the Seller. Hereby, the Receiver gives the Seller the required authorization. The Receiver bears the costs for the surveying.

The contracting parties pledge to accept the result of the surveying immediately after presentation of the certified excerpt of the proof of amendment in the form of an addendum document.

2.02 Secondary Items Sold

Also sold along with the property, meaning also part of the contract object and contained in the following purchase price and transferred subject to a condition precedent with payment of the purchase price are the machinery and plant listed in Annex 2, which constitutes part of this contract.

3 PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.01 Purchase Price

The purchase price amounts to 3,400,000 EUR (in words: three million four hundred thousand Euro), thereof 3.100.000,00 EUR for the machinery listed in Annex 2.

3.02 Purchase Price Maturity

The purchase price is due for payment after expiration of four weeks after posting of a written notification of the notary to the Buyer that the following prerequisites are fulfilled ("Payment Conditions").

3.03 Payment Conditions (to be monitored by the notary)

a) The notary has received a certified excerpt of the land register, in which the Seller is registered as the owner, and which does not list any other encumbrances than the ones accepted by the Buyer in accordance with this contract and where the encumbrances not assumed by the Buyer in accordance with this contract were deleted.
b) The local authority has confirmed that it does not have a right of preemption or that it will not exercise this right.
c) The notary has received the documents in trust for the release of the property to the agreed extent in the shape of a land register excerpt and the creditors do not demand payment in excess of the sales price for the free utilization of the release documents.

For the calculation of the four week payment period, the date of the postmark of the posting of the notification to the Buyer's address as stipulated in this certificate is decisive.

3.04 Payment of the Purchase Price

On the due date the purchase price is to be deposited without constraints onto the account of the Seller at Norddeutsche Landesbank Magdeburg (routing code 250 500 00) account no 122 037 948 under the reference "8530-2690-000".

3.05 Delay in Payment

The Buyer is in default if he fails to pay the purchase price within four weeks after receiving notification from the notary that payment is now due (event in the sense of § 286 (2) fig. 2 BGB). This does not require a separate reminder. Notwithstanding the obligation to pay further compensation for damage caused by delay, the Buyer then has to pay the statutory interest on arrears.

3.06 Transfer of Ownership of the Sold Objects

The parties agree that the ownership of these objects is transferred to the Buyer subject to payment of the purchase price.

The handing over of the object takes place on the day after payment of the purchase price.

4 SUBJUGATION TO EXECUTION

The Buyer subjects himself to the Seller to immediate enforcement proceedings for payment of the purchase price to the amount of 3,450,00 EUR and interest on arrears to the rate of 5% p.a. above the respective basic interest rate. Due to the principle of determination of the enforcement proceedings the interest on arrears is deemed owed as of the day of the certification of the acceptance of the purchase offer. Enforceable official copy and clauses may be issued without proof of maturity. A reversal of the burden of proof does not take place.

5 STATUTE OF LIMITATIONS

The entitlement of the provision of ownership and the real rights ordered in this certificate are prescribed with the same period as the Seller's entitlement to the purchase price, at latest, however, thirty years after the statutory onset of prescription.

As for the remainder, the limitation periods agreed in this certificate apply.

6 TRANSFER OF RISK

The transfer of risk and ownership takes place on the date that follows payment of the purchase price, however, not prior to the due date of the purchase price. On this date, the utilizations, encumbrances, the risk of accidental perish or loss, the accidental deterioration and the duty to make land or premises safe for persons and vehicles pass onto the Buyer.

7 THE RIGHTS OF THE BUYER IN CASE OF DEFICIENCIES

7.01 General

After instruction of the participants through the notary about the differences between quality agreements and guarantees and the connected statutory rights, as well as the possibilities, limits and the legal consequences of exclusions from liability and the assumption of encumbrances, the participants further declare.

7.02 Warrant

The Seller warrants that he is not aware of any hidden defects and that he has not fraudulently concealed known hidden defects.

7.03 Exclusion from Liability

The Buyer has inspected the contract object. He purchases this in the current, used, age-related condition. The rights of the Buyer, subject to deviating agreements in this certificate, regarding a material defect of the property and the building are excluded. This also applies to all compensation claims, unless the Seller acts intentionally. Current condition is the condition at the time of acceptance of the purchase offer. The Seller also is not liable for defects, which occurred after this point in time.

7.04 Old Contamination

The Seller does not warrant that the purchase object is free from old ecological contamination, other environmental damages and hygienic contamination or other factual environmental situations like refuse or building materials containing asbestos ("Absence of Old Contamination"). Therefore the absence of old contamination is not agreed or guaranteed.

7.05 Certificate of Exemption

The parties are aware of the certificate of exemption issued to the previous owner of the Seller, FWM Folienwerk Merseburg GmbH, issued in accordance with Art. 1 § 4 (3) of the General Environmental Law by Landesanstalt für Altlastenfreistellung of the state Saxony-Anhalt (State Authority of Old Contamination Dispensation, "LAF") on March 16th, 2000 in the form changed by notification on July 24th, 2000. This notification essentially stipulates that this property for sale was exempt from the financing, planning and implementation of the necessary measures to avert danger to such an extent that the owner of the property has to bear the costs up to an amount of 200,000.00 DM (102,258.39 EUR) himself, while he only has to bear 10% of the costs from 200,000.00 DM up to 2,000,000.00 DM (1,022,583,76 EUR) and is exempt as for the remainder. Costs that exceed the amount of 2,000,000.00 DM have to be borne by the owner of the property alone. FWM Folienwerk Merseburg GmbH has assigned the rights from this exemption certificate to the Seller. These rights come into effect conditional upon the approval and examination of existence of the secondary directives through the LAF.

The Seller points out that an extension of the exemption to the Buyer cannot be ruled out even if this is denied to the Seller on behalf of the LAF. He further points out that the Seller can effect an extension of the redemption onto himself – insofar as this has not already taken place – by means of a corresponding application to the LAF.

7.06 Liability and Exclusion from Liability (secondary items sold)

The rights of the Buyer due to material defects of the secondary items sold are also excluded. This also applies to all compensation claims unless the Seller acts wilfully.

7.07 Rights and Encumbrances

(a) Encumbrances in Departments II and III of the Land Register

The Seller is obligated to free the sold property from encumbrances and restrictions entered in the land register insofar as these are not taken over by the Buyer or were entered with his consent. The Buyer takes over the following:

Encumbrances in Dept. II:	None
Encumbrances in Dept. III:	None

The Buyer does not assume a reorganization endorsement possibly entered in the land register under any circumstances. If such an endorsement is entered, the Buyer is entitled to withdraw from the contract.

(b) Construction Loads and non-registered Subserviences

Construction loads and subserviences not registered in the land register will be taken over by the Buyer. The Seller guarantees that he has not made entries in the construction load register and that he is not aware of any construction loads. The participants were informed about the possibility to inspect the construction load register.

(c) Contract Object in the acceding country

The contract object is located in the new federal states. In this regard, the participants were instructed about the peculiarities of property law in the new federal states, especially about the possibility of the existence of real rights of joint use, real estate property of another party outside the land register and possible rights of pre-emption. The Seller is not aware of the existence of such rights, however, he does point out that he did not obtain any information in this respect.

The Seller retains the right to withdraw from the obligatory contract by means of a written declaration sent by registered letter if there should be ownership and/or rights of use/rights of joint use of the buildings and plants ("Old Rights") due to continuing earlier GDR-law and if the Seller does not achieve an agreement with the bearers of the respective old rights about a waiver or any other release from encumbrances of the rights communicated to the Buyer within a period of 3 months starting with the receipt of the notification by the Buyer. The Buyer is only entitled to withdraw from the contract if he has informed the Seller about the existence of such old rights within 6 months after the conclusion of this contract and declares his withdrawal at latest 4 months after the receipt of the aforementioned notification to the Seller.

7.08 Monument Protection

The Seller warrants that he is not aware that the building is under monument protection according to Landesdenkmalschutzgesetz (Federal Monument Protection Law). It is up to the Buyer to obtain clarification about this.

7.09 Utilization Aspect

The contract object is leased to the Buyer ("Utilization Aspect").

8 DEVELOPMENT

The Seller has to bear development contributions according to BauG (Construction Law) or Kommunalabgabenrecht (Communal Duties Law) insofar as the plants were constructed in part or as a whole until the day of the acceptance of the purchase offer. For development facilities constructed after this date, the Buyer bears the development costs. The same applies for cost refunds according to the communal duties law for house connections as well as, if applicable, costs for environmental protection measures. The notary advised the participants to inform themselves about the current development state at the local authority.

The Seller warrants that he has paid all notices he has received so far including notices about advance payments. Advance payments already rendered have to be refunded to the Seller after receipt of final contribution notice insofar as the Buyer has to bear the development costs internally.

Any refund claims on the basis of cancelled notices are hereby assigned to the Buyer. The participants will inform the local authority about the assignment themselves. Insofar as the refund is not used for the final payment of the contributions due, respectively if the respective development costs would have to be borne internally by the Buyer, the Buyer commits himself to refund these to the Seller.

9 DECLARATIONS IN THE LAND REGISTER

Only the notary should make land register applications. The parties refrain from making their own applications.

9.01 Deletion of Existing Encumbrances

The Seller grants and the parties apply for the deletion of all encumbrances possibly entered in Dept. II and III.

9.02 Conveyance

The notary is irrevocably instructed to first apply for the transfer of ownership to the Buyer when the Seller has notified him or confirmed the deposit of the purchase price onto the account stated in 3.04 of this contract respectively. Until then the notary shall make certified copies and duplicates in excerpt without the conveyance of property. In this respect, the parties waive their right to copies or duplicates.

10 STIPULATIONS ABOUT THE EXECUTION

10.01 Obtaining the Free from Encumbrances Documents

The notary is asked to request the release documents in trust regarding the encumbrances not assumed by the Buyer and in doing so inquire about the claims of the creditors to be redeemed. The notary is not obligated to investigate the

redemption claim. The Seller is obligated to provide the necessary documents and information.

10.02 Statutory Preemption Right

After pointing out the statutory preemption right, the notary is instructed and empowered to notify the local authority of the sale and receive their declaration regarding statutory preemption rights. If and inasmuch as the Buyer has already paid the costs and/or the purchase price upon the exercise of a statutory preemption right, the Seller assigns his payment and refund claims against the person/persons entitled to pre-emption to the Buyer.

In case of the exercise of a statutory preemption right, the Buyer is not entitled to performance or compensation from the Seller.

10.03 Other Permits

The parties empower and instruct the acting notary or his representative in office to apply for all permits or official certificates that might be required for this certificate and receive them on their behalf. Permits of all kind are deemed received by all parties when they are received by the certifying notary and the land registry and will first become effective at that time. Registration notifications on behalf of the land registry will be applied for the parties and the notary. The parties will check the correctness of these notifications.

In case of an unrestricted permit, the parties hereby already forego the dispatch of the resolution to themselves and filing for appeal.

10.04 Execution Order to the Notary

The acting notary Peter Krolopp in Magdeburg is instructed and empowered to induce the execution of this certificate in the land register and especially to make individual or divided registration applications, to amend these or to withdraw them insofar as he deems this advisable. This authorization shall not expire upon the death of the person granting the authorization.

10.05

All executution orders stipulated in this agreement shall be granted to notary Peter Krolopp in Magdeburg.

11 PARTICIPATION IN FINANCING

11.01 Conditions and Prerequisites of the Duty to Participate

The Seller commits himself as the current owner to participate in obtaining executable mortgages (§ 800 ZPO) in favour of German credit institutes. This duty of participation is only given if the mortgage obtainment certificate reflects the following stipulations made by the parties on this date:

(a) Security Agreement

The mortgage creditor may only use or retain the mortgage as a security insofar as he has made actual payments with redemption effect on the Buyer's purchase price debt. If the mortgage is to be granted back, only deletion may be demanded, but not, however, assignment or waiver. All additional declarations of appropriation, mortgage and utilization agreements within or outside of this certificate only become effective upon full payment of the purchase price, in any case as of the assignment of ownership. As of that date they become effective for and against the Buyer as the new provider of security. The land registry is not obligated to investigate whether these security agreements were made when registering the real estate lien.

(b) Payment Instructions

Payments according to (a) may only be deposited on the trust account of the certifying notary as stipulated in 3.04.

(c) Personal Payment Obligations, Costs

The Seller will not assume any personal payment obligations in connection with the provision of the mortgage. The Buyer commits himself to exempt the Seller from all costs and other consequences resulting from the provision of the mortgage.

(d) Continuation of the Mortgage

The provided mortgage may also continue to exist after the transfer of ownership to the Buyer. All ownership rights and restitution claims in connection with it are hereby transferred to the Buyer upon payment of the purchase price, in any case upon the transfer of ownership. A corresponding entry in the land register is hereby granted.

11.02 Authorization for the Buyer regarding Financing

The Seller authorizes the Buyer to represent him in all the above legal acts. This authorization is only valid if the above stipulations are reflected in the mortgage provision certificate. This authorization may only be exercised at the notary Peter Krolopp or his representative or his professional successor, but also prior to the granting of permits required for this certificate.

The notary is instructed to first make the application for the registration of such mortgage rights when the creditor has confirmed the adherence to the security arrangement and the payment instructions in writing.

11.03 Permission by the Reorganization Authority

The provision of a mortgage may require the permission of the reorganization authority.

12 Costs and Transcripts

12.01 Costs to be borne by the Buyer

The Buyer bears the costs for certification, any execution permits, a land register continuation and the land transfer tax as well as a possible collection charge.

12.02 Costs to be borne by the Seller

The Seller shall bear the costs of the deletion of encumbrances not taken over as well as the thus resulting collection charge. The costs for possible permits are borne by each contracting party itself.

12.03 Transcripts

Certified copies or transcripts of this contracts are to be received by:

- Each contracting party
- Land registry

Single copies shall be sent to:

- the land transfer tax authority
- the appraiser committee
- the local authority
- the old contamination creditors of the Seller
- the financing creditors of the Buyer

13 INSTRUCTIONS BY THE NOTARY

The parties were instructed about the following:

13.01 Duty to Certify, Invalidation, Pending Ineffectiveness

Agreements that were not certified are ineffective and as a rule lead to the invalidation of the entire contract. Therefore, the purchase price and all other agreements must be correctly and completely certified.

This obligatory contract may be pending ineffective as long as the required permits are granted.

13.02 Transfer of Ownership

The transfer of ownership first takes place upon the transfer to the Buyer in the land register. In accordance with the contract, this can first take place when especially the clearance certificate regarding the land transfer tax and the other permits and exemption notices were issued according to this contract. Until then, hypothecation may be difficult.

13.03 Property Liability

The contract property is liable for encumbrances registered in the land register up to exemption as well as for development contributions, charges in accordance with the communal duties law and for arrears of public encumbrances. The parties may also jointly be liable for the land transfer tax.

14 OTHER AUTHORIZATION TO THE BUYER

With the right to appoint sub-agents und by releasing him from the restrictions of § 181 BGB, the Seller already grants the Buyer authorization prior to the transfer of ownership

a) to submit and apply for building applications with the authorities in charge
b) to apply for an urban construction clearance certificate
c) to obtain a land appraisal and conduct all preparatory measures necessary for the construction or rebuilding of buildings and have the plot officially measured.

The authorization is conditional to the following:

a) It is limited to those declarations that the Buyer – not yet being the owner – cannot also make in his own name. The Buyer may especially not conduct such acts that cause payment or other cost-bearing obligations unless he furnishes collateral beforehand to the Seller. When appointing any third parties, the Buyer has to point out that the Seller will assume no liability whatsoever for payments.

b) Costs and risks connected with the declarations will be borne exclusively by the Buyer who releases the Seller internally from any possible claims on behalf of third parties. The Seller may also demand the provision of collateral.

The authorization does not entitle the execution of construction work or other constructional changes on the property.

15 EXECUTION AUTHORIZATION FOR NOTARY CLERKS

Upon the expressed request of the parties and also in the name of their legal successors, the parties hereby appoint the notary clerks Antja Maiwald, Nadine Michael, Ilka Seidel and Ines Große each for themselves and with the right to sole representation, with business seat at the seat of the acting notary under exemption from all restrictions of § 181 BGB to make and to receive additional declarations in connection with this contract, insofar as this is required for the execution of this contract and, if applicable, its reversal.

This authorization also extends to the provision of mortgages, including the personal submission of the Buyer to immediate foreclosure in favour of the credit institutes financing the purchase price as well as the real submission to foreclosure of the respective owner, the change of priority relations as well as the granting and

withdrawal of applications and permits of any kind made to the land registry, as long as this is required for the orderly execution of this contract. The authorization does not cover a personal liability obligation at the expense of the Seller.

The authorization is a trust authorization. It may be recalled at any time and expires with the termination of the contract execution regarding the land register.

The notary advised the parties about the legal consequences connected with the provision of a mortgage, especially about the risks and dangers of a personal and real submission to foreclosure and about the fact that in case of a personal submission to foreclosure the entire assets of the Buyer are subject to the access of the creditor.

16 OTHER PROVISIONS

The following clauses apply for all subsections of this contract:

16.1 **Annexes.** All Annexes constitute part of the contract and, with exception of the inventory listings were duly read out.

16.2 **Severability clause.** Should individual clauses in this contract be or become invalid or unenforceable, this does not affect the effectiveness of the remainder of the clauses in this contract. In such cases, the parties commit themselves to replace the invalid or unenforceable clause with an admissible one that comes closest to the economic intent of the parties and the legal content of the invalid clause

16.3 **Headlines.** The headlines in this contract serve exclusively for better orientation and may not be used for purposes of interpretation.

16.3.1 **Alterations**. Retrospective alterations and supplements including the cancellation of this contract must be made in writing insofar as a stricter form is not required. The retroactive alteration of this written form clause also must be made in writing.

16.3.2 The contract at hand consists of 15 pages plus the following annexes:

(a) Annex 1 : Site plan (excerpt of cadastral plan)
(b) Annex 2 : Inventory listings

16.3.3 **Physical unity.** The parties commit themselves to unite the copy of the contract intended for them plus all annexes, supplemental agreements as well as any possible retroactive agreements permanently with each other. Should a retroactive breach of form become evident, both parties commit themselves to conduct all necessary steps in order to remedy this breach of form.

16.4 **The place of jurisdiction** for all disputes arising from this contract is the place where the Offerer/Seller has his seat insofar as not stipulated otherwise by the law.